Exhibit 2.2

CLOSING AGREEMENT

This Closing Agreement (the “Agreement”) is entered into on August 11, 2003 among Lance Systems, Inc., a Utah corporation (“Lance”), Wallace Boyack, John Spicer and Conspiracy Entertainment Corporation, a California corporation (“Conspiracy”) (Lance and Messrs. Boyack and Spicer are together referred to as the “Lance Parties”).

RECITALS

A. The parties hereto have entered into that certain Share Exchange Agreement dated as of May 29, 2003 (the “Exchange Agreement”) pursuant to which all of the outstanding shares of Conspiracy are to be exchanged for newly issued shares of Lance. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Exchange Agreement.

B. At the Closing, Lance is required to deliver certain items described hereinbelow which have not been delivered as of the date of this Agreement.

C. Conspiracy has agreed, nonetheless, to effect the Closing, but only on the terms and subject to the conditions set forth in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Effectiveness of Closing. The parties agree that the Closing of the transactions contemplated by the Exchange Agreement shall be effective as of the close of business on Monday, August 11, 2003, subject to the timely satisfaction by the Lance Parties of the condition subsequent set forth in Section 2 of this Agreement.

2. Covenants; Condition Subsequent. As an inducement to Conspiracy to effect the Closing prior to delivery of the items listed below and in order to ensure that the related conditions precedent (which hereby shall be construed as conditions subsequent to the Exchange Agreement) will be satisfied and accomplished as soon as practicable but no later than five business days from the date of the Closing, and acknowledging that Conspiracy would not agree to provisionally effect the Closing in the abasence of the covenant on the part of the Lance Parties, the Lance Parties hereby, jointly and severally, covenant to deliver to Conspiracy the following documents required under Sections 2.3 and 6.2 of the Exchange Agreement on or before August 18, 2003:

(a) A copy of the Articles of Incorporation of Lance certified as of a date within ten days of the Closing by the Secretary of State of the State of Utah and certified by the currently incumbent corporate secretary of Lance as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

(b) A certificate from the Secretary of State of the State of Utah as to the existence and good standing of Lance as of a date within ten days of the Closing;

(c) A certificate of the currently incumbent corporate secretary of Lance attaching thereto true and correct copies of the Bylaws of Lance as in effect on the date of the Closing and the corporate resolutions duly adopted by the board of directors of Lance authorizing the Reorganization and the consummation of the transactions contemplated by the Exchange Agreement; and

(d) The certified statement of Lance’s independent auditor required pursuant to Section 6.2(l) of the Exchange Agreement.

3. Escrow. As security for the timely delivery of the deliverables described in Section 2, Conspiracy will hold in escrow the Proxies until such deliverables are delivered in accordance with the provisions of Section 2 hereof (which shall be in manner, form and substance satisfactory to Conspiracy).

4. Remedies. In the event that all of the deliverables described in Section 2 are not delivered as provided herein for any reason, the Lance Parties agree that Conspiracy may, at its sole option and discretion, rescind and entirely unwind, ab initio, the transactions provisionally effected at the Closing including, but not limited to, the Exchange Agreement and the transactions contemplated thereby. The Lance Parties shall jointly and severally indemnify and hold Conspiracy and its officers, directors, shareholders and representatives harmless from and against all claims, liabilities, obligations, losses, damages, costs and expenses (including attorneys’ fees) arising out of the failure of any Lance Party to observe or perform any covenant, term or provision of this Agreement to be observed or performed by the Lance Parties. Nothing contained herein shall act as a waiver by Conspiracy of any of its rights or remedies at law or in equity. This Agreement may be signed in counterparts and delivered by facsimile and shall become effective when executed and mutually delivered by all parties.

5. Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of California, without regard to its conflict of laws principles.

6. Attorneys’ Fees.

Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover such costs of suit, regardless of whether such suit proceeds to final judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement this 11th day of August, 2003.

By:	/s/ JOHN SPICER	By:

	John Spicer, Individually		Wallace Boyack, Individually

LANCE SYSTEMS, INC.		CONSPIRACY ENTERTAINMENT CORPORATION

By:	/s/ JOHN SPICER	By:	/s/ SIRUS AHMADI

	John Spicer, President		Sirus Ahmadi, President

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